UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2007
McAFEE, INC.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 001-31216	77-0316593 (I.R.S. Employer Identification No.)
3965 Freedom Circle
Santa Clara, California 95054
(Address of Principal Executive Offices, including zip code)
(408) 346-3832
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 6, 2007, McAfee, Inc. (“McAfee”) entered into a separation arrangement and release of claims (“Separation Agreement”) with its former chief executive officer, George Samenuk. Under the Separation Agreement, Mr. Samenuk is receiving nothing more than he would have been entitled to under the terms of his pre-existing employment agreement with McAfee (the “Employment Agreement”) pursuant to a termination other than for cause or upon a resignation for good reason, except that the cash payments determined as a multiple of Mr. Samenuk’s base salary and target bonus have been reduced by 20%, and those same cash payments have been reduced by an additional $24,300 to reflect a subsequent upward repricing of a stock option previously partially exercised by Mr. Samenuk.
     Specifically, Mr. Samenuk will receive:
•	a cash payment of $1,046,712 on April 11, 2007, which amount reflects a pro-rated target bonus that Mr. Samenuk was due under the Employment Agreement upon termination of his employment for any reason;

•	an additional cash payment of $3,575,700, reflecting 80% of two times his annual base salary and target bonus, less $24,300, paid in arrears for six months on April 11, 2007 and then in installments over the next eighteen months;

•	100% vesting acceleration on all of his outstanding McAfee stock options;

•	Reimbursement for COBRA benefits through the lesser of eighteen months or until Mr. Samenuk and his dependents become covered under group health, dental and vision plans of Mr. Samenuk’s future employer; and

•	A cash payment in the aggregate of approximately $100,000 which amount reflects the pre-tax cost of providing Mr. Samenuk with all other McAfee welfare benefits plan and fringe benefits. This amount will be paid in arrears for six months on April 11, 2007 and then in installments over the next twelve months.
     Notwithstanding the acceleration of stock options described above, McAfee’s board of directors did not further extend the post-employment termination exercise period for the stock options held by Mr. Samenuk, and, as a result, all such stock options have expired. Additionally, Mr. Samenuk is required to comply with the non-compete and non-solicit provisions of his Employment Agreement as a condition to receiving these benefits. Mr. Samenuk is further required to sign and not revoke a general release of claims in favor of McAfee as a condition to receiving these benefits (the release of claims does not extend to any claims Mr. Samenuk might have with respect to the expired stock options). The Company is not releasing Mr. Samenuk of any claims.
     The foregoing description of the Separation Agreement is qualified in its entirety by the terms of the Separation Agreement, which is filed as Exhibit 10.1 to and incorporated by reference in this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
10.1	Separation Agreement by and between George Samenuk and McAfee, dated February 6, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCAFEE, INC.
Date: February 7, 2007	By:	/s/ Eric F. Brown
Eric F. Brown
Chief Operating Officer and Chief Financial Officer